Exhibit 10.1

FARMOUT AGREEMENT

Date: March 31, 2003

STATE OF TEXAS	)
)
COUNTY OF WALLER	)

THIS AGREEMENT is entered into by and among Texas Brookshire Partners, Inc., whose address is 10603 Grant Rd., Houston, Texas 77070 (hereinafter collectively referred to as "Farmor") and Texas Energy Exploration II, LLC, whose address is 457 Eden Ranch Dr., Canyon Lake, Texas 78133 (hereinafter referred to as "Farmee").

1. Stated Purpose. The stated purpose of this Agreement will be to set forth the terms and conditions by which Farmee will earn the right to receive an assignment of all of Farmor's right, title and interest in and to those certain oil, gas and mineral leases covering lands situated within the geographical parameters of the Brookshire Dome Field, Waller County, Texas, and being further described in Exhibit "A", "A-1", "A-2" and Exhibit "B" attached hereto and made a part hereof for all purposes (the "Farmout Acreage")

2. Farmee's Commitments. The following terms and conditions constitute preconditions which must be met by Farmee prior to giving rise to any obligations on the part of Farmor under the terms of this Agreement.

2.1 Drilling Obligation. Farmee, at its sole risk and expense (including title and curative matters) will commence actual operations for the drilling or reworking of the initial test well located upon the Farmout Acreage on or before 45 days after this Farmout Agreement date to a depth sufficient enough to penetrate the cap of the Brookshire Dome or to a depth of 3,000 feet from the surface of the earth, whichever is the lesser depth. Reworking the existing wells located on the said farmout acreage shall apply to this farmout agreement also. Failure by Farmee to commence operations within the time frame and to the depth set forth herein shall, ipso facto, effect termination of this Agreement in its entirety.

2.2 Insurance. At least five (5) days prior to commencement of drilling operations, Farmee will furnish to Farmor a copy of Farmee's insurance policy in amounts acceptable to Farmor, and naming Farmor as co-insured.

2.3 Well Data. Farmee will provide Farmor copies of all daily drilling reports and all data obtained in connection with the operations, including, but not limited to, all title opinions, logs, cores or cuttings.

2.4 Indemnity. Farmee will comply with all of the terms and conditions contained in the leases covering the Farmout Acreage and all of the rules and regulations promulgated by the Railroad Commission of Texas, and shall indemnify and hold harmless Farmor from and against any and all claims or causes of action, of any kind or character, asserted by anyone in connection with Farmee's operations upon the Farmout Acreage.

3. Rights earned and Overriding Royalty reserved. In the event of successful operations by Farmee, it will have earned from Farmor an assignment of all of Farmor's right, title and interest in and to a 2 acre square around those wells drilled on the Farmout Acreage, with a depth limitation of 100' below the deepest producing well. Said assignment will reserve to Farmor an overriding royalty of 12.5% of 8/8ths, proportionately reduced in the event leases covering the Farmout Acreage cover less than 100% of the mineral estate hereunder, of all oil and/or gas produced and saved from the Farmout Acreage until payout. After payout of the initial test well, Farmor's retained overriding royalty interest will immediately increase to 20% of 8/8ths of all oil and/or gas produced and saved from the Farmout Acreage, same to be proportionately reduced in the event the leases covering the Farmout Acreage cover less than 100% of the mineral estate thereunder. For purposes of this Agreement, payout is defined as the day following the day when the value of net production from the initial test well (total production after deducting the Lessor's royalty and all presently existing, outstanding overriding royalty which is herein represented to be as of the date of this agreement no more than Thirty Percent (30%) between Lessor's royalty and other burdened overriding royalty of record), including any applicable production or severance taxes, shall equal the actual cost of drilling, testing, completing, equipping and operating the initial test well, including title opinions, paid by Farmee, to develop said acreage as a prudent operator. In the event that a portion of Farmors title fails, the overriding Royalty described herein, shall be reduced proportionally. Should the initial test well drilled on the farmout acreage result in a dry hole or be incapable of "Commercial Production", Farmee agrees to promptly plug and abandon such well according to the rules and regulations of the Railroad Commission of Texas. "Commercial Production" is herein defined as production revenue generated from the initial test well being greater then operating expenses on a month by month basis.

3.1 Accounting. Farmee will maintain a payout account for the benefit of Farmor and will provide Farmor a monthly accounting setting forth total production of any well(s) on the leases and proceeds of production paid by the purchaser thereof.

3.2 Direct Payment. Farmor shall be entitled to receive direct payment of proceeds of oil and/or gas attributable to its retained overriding royalty interest. Farmee agrees to execute and deliver such documents as may be requested or required by Farmor or purchaser of production to entitle Farmor to receive such payment from the purchaser of hydrocarbons.

3.3 Free of Costs and Expenses. Farmor's retained overriding royalty share of oil and gas produced shall never be charged with or be burdened by any deductions for gathering, separating, storing, dehydrating, compressing, transporting, manufacturing, processing or treating Farmor's retained overriding royalty interest, nor shall the volume of gas to be used to calculate Farmor's royalty be reduced for any gas produced from the Farmout Acreage and used by Farmee as fuel for lease operations, or for compression or dehydration.

4. Operating Agreement. All operations conducted by Farmee on the Farmout Acreage shall be conducted and subject to a mutually acceptable Joint Operating Agreement ("JOA") naming Texas Energy Exploration II, LLC as Operator. Both Farmor and Farmee shall be a party to said JOA and such JOA shall control all operations on the initial test well, or its Substitute, and any subsequent operations conducted on the Farmout Acreage. Should the terms and provisions of the JOA be in conflict with the provisions of this Agreement, then, as between the parties hereto, this Agreement shall prevail.

5. Subsequent Operations. Should Farmee drill the Initial Test Well, to total depth as defined in Article 2.1 herein, Farmee shall have the continuing right to drill or rework additional wells on the Farmout Acreage as long as Farmee commences operations on the Farmout Acreage within a period of Sixty (60) days after completion of the previous well, should such well be a commercial producer, or within a period of Sixty (60) days of the plugging and abandonment of the previous well, should such well be drilled as a dry hole. "Operations" are herein defined as the penetration by the drill bit on the drilling rig to the surface of the earth and to continue such drilling operations as any reasonably prudent operator would drill under the same or similar circumstances. Should Farmee fail to drill such additional wells on a timely basis, Farmor's right as to the balance of the Farmout Acreage shall expire, and Farmee shall earn rights from Farmor as to only those wells drilled and capable of "Commercial Production", in the form of a 2 acre square around each such earned well(s). Should production cease or lapse on the Farmout Acreage, this Agreement shall terminate unless Farmee conduct drilling or reworking operations within a period of Sixty (60) consecutive days in a good faith effort to restore "Commercial Production", as defined in Section 3, of Oil and Gas substances in paying quantities on the Farmout Acreage. Each subsequent well drilled by Farmee on the Farmout Acreage shall be burdened with Farmee's overriding royalty interest as defined in Section 3 herein.

6. Farmor's Commitment.

6.1 Assignment. Subject to Farmee's full compliance with the terms set forth in Section 2 and Section 3 hereinabove, Farmor agrees to execute and deliver to Farmee within Thirty (30) days following successful "Commercial Production" as heretofore defined of the Initial Test Well, an assignment of all of Farmor's right, title and interest in the form of a 2 acre square around the Initial Test Well on Farmout Acreage, reserving Farmor's overriding royalty interest described in Section 3.1, to be executed without warranty, either express or implied.

7. No Pooling of Farmout Acreage. Farmee may not pool the Farmout Acreage without the express written consent of Farmor, and any attempted pooling without such consent will be void, ab initio.

8. No Assignment of Farmout Acreage. No assigment of this Agreement, or the rights granted hereunder, may be made by Farmee without the express written consent of Farmor, and any purported assignment shall be void, ab initio.

9. Miscellaneous.

9.1 This Agreement shall be binding upon Farmor and Farmee, their successor and assigns.

9.2 This Agreement shall be construed and enforced in accordance with the laws of the State of Texas and venue conclusively established in Harris County, Texas.

9.3 This Agreement shall not be deemed to create any mining partnership, commercial partnership or other partnership relationship, or joint venture of any kind or character, and the liabilities of each party hereto shall be several and not joint.

9.4 This Agreement embodies all of the terms, covenants and conditions as between the parties and may not be amended except by written instrument duly executed by both Farmor and Farmee.

This Agreement being executed this 31st day of March, 2003.

FARMORS:

TEXAS BROOKSHIRE PARTNERS, INC.
/s/ R. M. Baker

FARMEE:

TEXAS ENERGY EXPLORATION II, LLC
/s/ Michael Christopher

EXHIBIT "A"

To farmout Agreement between Texas Brookshire Partners, Inc. et al (Farmor) and Texas Energy Exploration II, LLC (Farmee) covering 11 acres (more or less) in Waller County, Texas, described as follows, and as indicated in the attached exhibit A-1 and A-2 Plat Maps;

11 acres of land, more or less, out of the William Cooper League, A-20, and being further described in that Certain Mineral Deed from Harry C. Smith, et ux to Sam Harrison, dated March 12, 1929, as recorded in Volume 52 at Page 256 of the Deed Records of Waller County, Texas.

The following leases are being farmed out insofar and only insofar as to the extent of acreage contained within the William Cooper League A-20, Waller County, Texas, as described above. See attached Exhibit A-1 and A-2 Plat Maps for more detail.

Lessor:   Mary James Sisk Breeden
Lesee:   Chief Operating Company
Date:   September 18, 2001
Recorded:   Volume 707, Page 138

Lessor:   James R. Carson, III
Lesee:   Chief Operating Company
Date:   September 24, 2001
Recorded:   Volume 703, Page 148

Lessor:   Mack C. Milner, Jr.
Lesee:   Chief Operating Company
Date:   September 25, 2001
Recorded:   Volume 703, Page 392

Lessor:   Robert Charles Carson
Lesee:   Chief Operating Company
Date:   September 24, 2001
Recorded:   Volume 708, Page 860

Lessor:   Eldridge Dickinson Ryman
Lesee:   Chief Operating Company
Date:   September 24, 2001
Recorded:   Volume 707, Page 133

Lessor:   William A. Haskell
Lesee:   Chief Operating Company
Date:   September 17, 2001
Recorded:   Volume 707, Page 124

Lessor:   Martha Ratliff
Lesee:   Chief Operating Company
Date:   September 17, 2001
Recorded:   Volume 711, Page 273

Lessor:   Barbara R. Degnan
Lesee:   Chief Operating Company
Date:   September 24, 2001
Recorded:   Volume 707, Page 384

Lessor:   Ruby Ruth Bentinck
Lesee:   Chief Operating Company
Date:   September 17, 2001
Recorded:   Volume 707, Page 119

Lessor:   Julia Ryman Holmes
Lesee:   Chief Operating Company
Date:   September 24, 2001
Recorded:   Volume 707, Page 143

In the event it is determined Texas Brookshire Partners, Inc. has additional leases in the 11 acres noted above, those leases will also subject to this farmout but only as to the acreage within this 11 acre Tract.

EXHIBIT "B"

Eleven (11) acres of land, a part of the Wm. Cooper Survey, Waller County, Texas, more particularly described as: Beginning at the S. E. Corner of a 34 acre tract sold to Edward Newman by Geo. Curry and wife and on the West line of a 45 acre tract belonging to J.W. Godson, Thence South down the said line 192.94 vrs. to the said Godson S.W. Corner; Thence West 322 vrs. to a stake; Thence North 192.94 vrs. to a stake; Thence East to place of beginning, containing within said boundaries, eleven (11) acres of land, more or less; being the same eleven acres of land conveyed by W. C. Akard to H. C. Smith by deed of record dated December 10, 1906 and recorded in Vol. 30 Page 574-5 of the Deed Records of Waller County, State of Texas.